UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexPoint Advisors Highlights the Relative Weakness of TPG Specialty Lending’s Proposal to Take Over TICC Capital Corp.

DALLAS, September 17, 2015 /PRNewswire/ -- NexPoint Advisors, L.P. ("NexPoint") announced today that it has identified numerous weaknesses in TPG Specialty Lending’s (“TSLX”) proposal to take over TICC Capital Corp. (the “Company”), which was publicly announced on September 16, 2015, including:

TSLX’s takeover proposal is non-binding and subject to significant execution risk

TSLX has presented no path to how it would implement its non-binding acquisition proposal, which has already been rejected by the board of directors of the Company (the “Board”). The deadline has now passed for additional board nominees for election at the Company’s October 27 special meeting and TSLX lacks the votes required to present a stockholder proposal. On the other hand, to allow the Company to start implementing our proposals and fee concessions, all stockholders need to do is elect our nominees.

Only NexPoint’s proposal significantly reduces fees

TSLX’s negative view of external management is a red herring. What really matters is cost and quality of management. Under both the Benefit Street Partners and the TSLX proposals, stockholders would bear approximately $45-50 million of aggregate additional management fees over the next ten years beyond those under the NexPoint proposal (based on the Company’s AUM as of June 30, 2015). Contrary to TSLX’s assertion, this $45-50 million of savings does directly benefit stockholders.

TSLX’s takeover proposal will destroy the Company’s dividend yield

The Company currently maintains a 17% dividend yield compared to the 9% dividend yield of TSLX (based on current market prices). Further, NexPoint’s proposed fee discounts and extensive experience managing the asset classes held by the Company are precisely what will position NexPoint to bolster the Company’s dividend and to address the Company’s discount issue.

The share price discount would likely continue under the TSLX takeover proposal

TSLX is offering an all-stock deal. As a result, the discount reflected in the Company’s share price would likely carry over to trading in TSLX shares (in absolute dollar terms) should such a transaction be consummated.

TSLX’s takeover price is inadequate

TSLX’s takeover offer price represents an approximately 13% discount to the book value of the Company’s assets (based on the Company’s June 30, 2015 financial statements).

NexPoint is better positioned to manage the Company’s portfolio

TSLX focuses on lending to middle-market companies. This covers only a portion of the Company’s strategy and portfolio, which includes investments in corporate debt securities, syndicated loans, structured finance investments, including collateralized loan obligation (“CLO”) investment vehicles, and publicly traded debt and/or equity securities. NexPoint has extensive experience with respect to all of these asset classes, and together with its affiliates has been a pioneer in the credit and CLO space since 1993, and currently manages $15.9 billion of funds investing in such securities, as well as over $6.1 billion of funds investing in public equities.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $22 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is affiliated, through common ownership, with Highland Capital Management, L.P. ("Highland"), and shares personnel and other resources with Highland.  Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It

NexPoint intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by NexPoint with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Free copies of the proxy statement and other relevant materials (when they become available) can be obtained from NexPoint on its website at www.nexpointadvisors.com or by contacting NexPoint by telephone at (972) 628-4100. This is not the Company’s or TSLX’s proxy statement.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC by NexPoint.

Media Contact
Cristina Martinez

Prosek Partners
212-279-3115 x215
cmartinez@prosek.com

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